Exhibit 99.1

WHITNEY HOLDING CORPORATION
228 ST. CHARLES AVENUE
NEW ORLEANS, LA 70130
NEWS RELEASE

CONTACT:	Trisha Voltz Carlson	FOR IMMEDIATE RELEASE
	VP, Investor Relations Manager	July 13, 2010
504/299-5208
tcarlson@whitneybank.com
WHITNEY ANNOUNCES ANTICIPATED SECOND QUARTER 2010
CREDIT QUALITY RESULTS
     New Orleans, Louisiana. Whitney Holding Corporation (NASDAQ—WTNY) expects to record a provision for credit losses in the second quarter of 2010 ranging between $57 million and $62 million. The majority of the second quarter’s provision expense continues to be related to ongoing issues in the commercial and residential real estate markets in Florida. The provision also reflects an increase in criticized loans during the second quarter in Texas and Louisiana, the establishment of a $5 million reserve for the impact of the oil spill on tourism in Gulf Coast beach communities, and a willingness to capitalize on the increasing opportunities to dispose of problem assets during the quarter and in the near term. Net charge-offs for the second quarter of 2010 are expected to be between $52 million and $57 million.
     “The lack of predictability as to the timing of an economic recovery, coupled with the uncertainty as to the impact of the oil spill on our markets, has tempered our optimism for the second half of 2010,” said John C. Hope, III, Chairman and CEO. “The credit metrics for the second quarter unfortunately reflect a lack of improvement in the overall economy that has continued to negatively impact the commercial real estate (CRE) sector of our loan portfolio which we have previously noted. With that in mind, the most recent review of our loan portfolio is a primary driver behind the increased level of criticized and nonaccrual CRE loans.”
     The Company’s criticized loan portfolio is the total of classified and special mention loans. Classified loans are expected to be approximately $885 million, virtually unchanged from
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the first quarter of 2010. Special mention loans are expected to be approximately $265 million, a net increase of approximately $75 million from the first quarter of 2010. Nonperforming loans, a subset of classified loans, are expected to be approximately $450 million, a net increase of almost $15 million compared to last quarter. Foreclosed assets are expected to total approximately $92 million, a net increase of approximately $31 million from March 31, 2010.
     Whitney will announce second quarter 2010 earnings, including additional credit quality data, on July 27, 2010 before the market opens. Management will host a conference call for analysts and investors at 3:00 p.m. Central Time the same day to review the financial results.
     Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five-state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the metropolitan area of Tampa, Florida.

Forward-Looking Statements
     This news release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and we intend such forward-looking statements to be covered by the safe harbor provisions therein and are including this statement for purposes of invoking these safe-harbor provisions. Forward-looking statements provide projections of results of operations or of financial condition or state other forward-looking information, such as expectations about future conditions and descriptions of plans and strategies for the future. The forward-looking statements made in this release include, but may not be limited to, overall performance of the economy, credit quality trends in the loan portfolio and the performance of industry or geographic segments within the loan portfolio.
     Whitney’s ability to accurately project results or predict the effects of future plans or strategies is inherently limited. Although Whitney believes that the expectations reflected in its forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from those expressed in Whitney’s forward-looking statements include, but are not limited to, those risk factors outlined in Whitney’s public filings with the Securities and Exchange Commission, which are available at the SEC’s internet site (http://www.sec.gov).
     You are cautioned not to place undue reliance on these forward-looking statements. Whitney does not intend, and undertakes no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.
(WTNY-E)
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